EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
November 16, 2005	(804) 217-5897

DYNEX CAPITAL, INC. REPORTS RESULTS
FOR THE THIRD QUARTER AND ANNOUNCES PLANS TO REDEEM
PREFERRED STOCK AND A COMMON STOCK REPURCHASE PLAN

Dynex Capital, Inc. (NYSE: DX) announced today its financial results for the third quarter of 2005. Highlights contained in this release include:

•	Net loss for the quarter was $1.9 million, and $0.27 per common share;

•	Net loss for the quarter includes non-recurring accruals of $1.1 million for contingencies on prior asset sales and related items, and $0.5 million in general and administrative expenses;

•	Net income for the nine months ended September 30, 2005 was $8.6 million, or $0.38 per common share;

•	Net income for the nine months includes gains of $9.8 million from the sale of selected investments; and

•	Common equity book value was $93.9 million, or $7.67 per common share at September 30, 2005, and capital available for investment was $63.9 million.

On November 15, 2005, the Company’s Board of Directors authorized the redemption by the Company of up to 25% of the 5,628,737 outstanding shares of the Company’s Series D Preferred Stock. The redemption will be made pursuant to the terms of the designation for the preferred shares contained in the Company’s Articles of Incorporation. Following formal notice of redemption, the Company will pay the initial issue price of $10 per preferred share that is redeemed, plus any prorated dividends to date. There are currently no dividends in arrears on the Series D Preferred Stock. The Company expects to complete the redemption of the 25% of outstanding preferred shares in the first quarter of 2006.

The Company’s Board of Directors also authorized a stock repurchase plan under which the Company may repurchase up to one million shares of its common stock. Subject to applicable securities laws, such repurchases will be made at times and in amounts as the Company deems appropriate and may be suspended or discontinued at any time. The Company expects that the funding for the plan will come from available corporate funds. Under the terms of the designation for the Series D Preferred Stock, the Company must have paid or set aside sufficient funds for dividends on the preferred shares for the current dividend period prior to the repurchase of common stock at any time. The preferred stock designation also restricts the Company from redeeming any common shares without the approval of preferred shareholders until its total shareholders’ equity is at least 300% of the aggregate issue price of any outstanding preferred stock. Based on that restriction, the Company may not repurchase its common shares at the present time. However, after the completion of the preferred stock redemption discussed above, the Company expects to meet the shareholders’ equity requirement and will be permitted to repurchase its common shares without the approval of the preferred shareholders.

The Company has scheduled a conference call for Friday, November 18, 2005, at 12:00 p.m. Eastern Time to discuss third quarter results. Investors may participate in the call by dialing (877) 267-2094. The Company also announced that it has filed notice for a five-day extension to file its third quarter Form 10-Q as a result of its recent change in its independent accounting firm.

Thomas B. Akin, Chairman of the Board of Directors commented, “Our results for the quarter reflect our cautious investment philosophy. While we reported a net loss, our investment strategy of investing in only very short-duration, high credit quality assets protected our shareholders’ capital, while volatility in the mortgage markets caused price declines in traditional mortgage REIT investment assets. As yields on the ten-year treasury note have risen approximately 64 basis points through today since the end of the second quarter, longer duration assets, particularly residential mortgage securities, have suffered steep price declines, negatively impacting the book value of investors who owned these assets. Our common book value per share of $7.67 at September 30, 2005 is virtually unchanged from our book value of $7.60 at December 31, 2004. One of our primary objectives for 2005 was to preserve our capital base in the face of what we believed could be volatile markets and asset pricing, and we have succeeded so far on that score. Additionally, through asset sales during the year, we have generated $20 million in cash proceeds and lowered the Company’s overall risk profile.”

Mr. Akin continued, “We believe that the fixed-income markets, and specifically the mortgage markets, may be entering a period of distress that will make investment opportunities available for the Company. However, given the lack of compelling investment options immediately available to the Company, the Board authorized the redemption of approximately $14 million of the Company’s 9.50% Series D Preferred Stock, which has the added benefit of subsequently allowing the Company to repurchase shares of its common stock when accretive to book value per common share. We also are continuing to explore strategic investments with potential counter-parties that will supplement the investment capabilities of the Company. As we have indicated in the past, our objective will be to continue to seek only those investments that will generate superior risk-adjusted returns, with the long-term objective of capital preservation and earnings stability in a variety of interest rate and credit cycles. In addition, if we see compelling opportunities, we may continue to monetize existing investments to free up additional reinvestment capital while taking advantage of favorable pricing on assets that we own.”

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Third Quarter Results

Net loss for the quarter was $1.9 million, compared to a net loss of $56 thousand for the same period last year, and net income of $9.6 million for the second quarter 2005. After consideration of the preferred stock dividend, the Company reported a net loss to common shareholders of $3.2 million or $0.27 per diluted common share for the quarter, compared to a net loss of $1.4 million or $0.12 per diluted common share for the same period in 2004.

Included in the third quarter results was $1.1 million in other expenses from non-recurring accruals for contingencies and related items on prior asset sales and interest income. In addition, the provision for loan losses of $1.6 million included a one-time $0.4 million credit loss on a securitized finance receivable. The remaining $1.2 million of provision for loan losses related to the Company’s investment in commercial mortgage loan pools. At September 30, 2005, approximately $7.3 million in securitized single-family loans and approximately $40.0 million in commercial mortgage loans were sixty-plus days delinquent. The Company expects only nominal losses on the delinquent single-family loans, and had reserves or other credit loss protection on the commercial mortgage loans totaling $20.4 million at September 30, 2005.

The Company reported net interest income on its investment portfolio of $2.6 million versus $2.7 million last quarter and $6.4 million in the third quarter 2004. Net interest spread on interest earning assets was 0.23% for the quarter versus 1.21% for the third quarter 2004, and 1.00% for the year ended 2004. Net interest income, and net interest spread, declined as a result of the prepayments and sales of higher-yielding investments and the reinvestment of the proceeds from the sale in lower-yielding investments. Since the third quarter of 2004, the Company has sold $587 million of securitized finance receivable investments generating approximately $20 million in net cash proceeds after repayment of the associated securitization financing debt.

General and administrative expenses were $1.6 million during the quarter, versus $1.4 million last quarter and $1.8 million in the third quarter 2004. General and administrative expenses included approximately $0.5 million in litigation related expenses and accounting fees related to the amounts due to the Company’s prior independent accounting firm. The Company expects general and administrative expenses to approximate $1.2 million for the fourth quarter 2005.

Nine Month Results

Net income for the nine months ended September 30, 2005 increased to $8.6 million from a net loss of $18.4 million for the same period in 2004. After consideration of the preferred stock dividend, the Company reported net income to common shareholders of $4.6 million, or $0.38 per diluted common share, for the nine months ended September 30, 2005 compared to a net loss to common shareholders of $18.9 million, or $1.70 per diluted common share, for the same period in 2004.

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Net interest income decreased to $9.8 million from $18.3 million for the nine months ended September 30, 2005 and 2004, respectively. The decrease resulted primarily from the derecognition of the collateral associated with the three pools of securitized finance receivables, and the related securitization financing, sold between the fourth quarter of 2004 and the second quarter of 2005. The decline in provision for loan losses by $12.9 million to $4.5 million was primarily due to the derecognition of the securitized finance receivables, which were primarily manufactured housing loans.

Gain on sale of investments was $9.8 million for the nine months ended September 30, 2005, versus a loss on sale of investments of $3.1 million for the same period in 2004. The 2004 loss was primarily a result of the sale of a portfolio of tax liens, and the 2005 gain was mainly related to the sale of the Company’s interest in two pools of securitization finance receivables, net of the related securitization financing, during the second quarter.

Impairments also declined to $2.3 million for the nine months ended September 30, 2005 from $9.6 million for the same period in 2004. The 2004 impairment related to securitized manufactured housing loans which were derecognized during the second quarter of 2005, while the 2005 impairment of approximately $2.3 million is primarily related to impairments on the Company’s securitized tax lien receivables. General and administrative expenses decreased by approximately $1.8 million to $4.5 million for the nine months ended September 30, 2005 primarily as a result of decreased litigation expenses and reductions in the expenses associated with the Company’s tax lien servicing operation.

Balance Sheet

Total assets at September 30, 2005, were $872 million versus $1,401 million at December 31, 2004. Investments declined to $848 million, versus $1,343 million at December 31, 2004, principally as a result of the sale of $369 million in investments during the second quarter. Non-recourse securitization financing decreased by $640 million to $537 million at September 30, 2005 from $1,177 million at December 31, 2004. The decrease is mainly from the derecognition of $364 million of debt associated with the sale of the underlying collateral, and the redemption at par of $196 million of non-recourse securitization financing bonds. The redemption was completed with a combination of recourse debt and cash, resulting in the net increase of recourse securitization financing of $150 million at September 30, 2005.

At September 30, 2005, the Company’s investment portfolio consisted of $214 million in single-family mortgage loans and securities, the majority of which are floating rate and financed with floating rate liabilities, and $589 million in fixed-rate commercial mortgage loans. Capital available for investment was $64 million at the end of the third quarter, consisting of $45 million in short-term liquid securities, and cash and cash equivalents of $19 million. An additional $16 million of available capital is financing previously redeemed investment securitization financing bonds on an interim basis until the Company reissues these bonds, which the Company expects will occur in the first quarter of 2006. At the end of December 2004, capital available for investment was $52 million. The improvement in 2005 relates primarily to proceeds received from sales of investments and net cash receipts on the investment portfolio.

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Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “forecast,” “anticipate,” “estimate,” “project,” “plan, “ and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company’s actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market condition, variability in investment portfolio cash flows, defaults by borrowers, fluctuations in interest rates, defaults by third-party servicers, prepayments of investment portfolio assets, other general competitive factors, the impact of regulatory changes, and the impact of Section 404 of the Sarbanes-Oxley Act of 2002. For additional information, see the Company’s Annual Report on Form 10-K for the period ended December 31, 2004 and Quarterly Report on Form 10-Q for the period ended June 30, 2005, as filed with the Securities and Exchange Commission.

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DYNEX CAPITAL, INC.
Consolidated Balance Sheets
(Thousands except share data)
(unaudited)

	September 30,	December 31,
	2005	2004
ASSETS
Cash and cash equivalents	$19,214	$52,522
Other assets	4,807	4,964
	24,021	57,486
Investments:
Securitized finance receivables:
Loans, net	759,386	1,036,123
Debt securities	2,194	206,434
	761,580	1,242,557
Securities	78,890	87,706
Other investments	4,493	7,596
Other loans	3,341	5,589
	848,304	1,343,448
	$872,325	$1,400,934

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Securitization financing:
Non-recourse debt	$537,385	$1,177,280
Recourse debt	149,823	-
	687,208	1,177,280
Repurchase agreements	27,830	70,468
Other liabilities	7,753	4,420
	722,791	1,252,168

SHAREHOLDERS' EQUITY:
Preferred stock	55,666	55,666
Common stock	122	122
Additional paid-in capital	366,903	366,896
Accumulated other comprehensive (loss) income	(42)	3,817
Accumulated deficit	(273,115)	(277,735)
	149,534	148,766
	$872,325	$1,400,934

Book value per common share	$7.67	$7.60

DYNEX CAPITAL, INC.
Consolidated Statements of Operations
(Thousands except share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004

Interest income	$15,717	$30,026	$58,303	$96,874
Interest and related expense	(13,103)	(23,632)	(48,500)	(78,526)
Net interest income	2,614	6,394	9,803	18,348

Provision for loan losses	(1,622)	(1,291)	(4,547)	(17,438)

Net interest income after provision for loan losses	992	5,103	5,256	910

(Loss) gain on sale of investments, net	(48)	(3,147)	9,802	(3,143)
Impairment charges	(207)	(162)	(2,259)	(9,569)
Other (expense) income	(1,026)	(3)	331	(264)
General and administrative expenses	(1,610)	(1,847)	(4,500)	(6,330)

Net (loss) income	(1,899)	(56)	8,630	(18,396)
Preferred stock charge	(1,336)	(1,381)	(4,010)	(527)

Net (loss) income to common shareholders	$(3,235)	$(1,437)	$4,620	$(18,923)

Change in net unrealized gain/loss during the period on:
Investments classified as available-for-sale	(116)	211	(4,464)	3,526
Hedge instruments	21	349	605	2,354
Comprehensive (loss) income	$(1,994)	$504	$4,771	$(12,516)

Net (loss) income per common share
Basic and diluted	$(0.27)	$(0.12)	$0.38	$(1.70)

Weighted average number of common shares outstanding:
Basic and diluted	12,163,391	12,162,391	12,162,951	11,144,102